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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Immunicon Corporation
(Name of Issuer)
Common Stock, $.01 par value
(Title of Class of Securities)
45260A107
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	45260A107	Page	2	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity II L.P.
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Partnership

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		978,837

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		978,837

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	978,837

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	3.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	45260A107	Page	3	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity II L.P. (QP)
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Partnership

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		437,863

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		437,863

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	437,863

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	45260A107	Page	4	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity II Entrepreneurs LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		77,721

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		77,721

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	77,721

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	45260A107	Page	5	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity L.P.
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Partnership

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		360,269

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		360,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	360,269

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	45260A107	Page	6	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity Partners II LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,494,421

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,494,421

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,494,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	45260A107	Page	7	of	27

1	NAMES OF REPORTING PERSONS:
	Canaan Equity Partners LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		360,269

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		360,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	360,269

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	45260A107	Page	8	of	27

1	NAMES OF REPORTING PERSONS:
	Stephen L. Green
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,854,690

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	9	of	27

1	NAMES OF REPORTING PERSONS:
	Deepak Kamra
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		4,167

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,167

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,858,857

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	10	of	27

1	NAMES OF REPORTING PERSONS:
	Gregory Kopchinsky
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		4,167

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,167

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,858,857

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	11	of	27

1	NAMES OF REPORTING PERSONS:
	Guy M. Russo
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,854,690

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	12	of	27

1	NAMES OF REPORTING PERSONS:
	John V. Balen
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,854,690

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	13	of	27

1	NAMES OF REPORTING PERSONS:
	Eric A. Young
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		4,167

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,854,690

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,167

WITH:	8	SHARED DISPOSITIVE POWER:

		1,854,690

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,858,857

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	45260A107	Page	14	of	27

1	NAMES OF REPORTING PERSONS:
	Charmers Landing LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,494,421

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,494,421

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,494,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	45260A107	Page	15	of	27

1	NAMES OF REPORTING PERSONS:
	Stonehenge LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,494,421

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,494,421

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,494,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	45260A107	Page	16	of	27

1	NAMES OF REPORTING PERSONS:
	Waubeeka LLC
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware Limited Liability Company

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,494,421

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,494,421

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,494,421

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

78

CUSIP No.	45260A107	Page	17	of	27
Item 1(a). Name of Issuer
Immunicon Corporation
Item 1(b). Address of Issuer’s Principal Executive Offices
3401 Masons Mill Road
Suite 100
Huntingdon Valley, PA 19006
Item 2(a). Name of Person Filing
This statement is filed by (i) Canaan Equity II L.P. (“CE II”), a Delaware limited partnership, (ii) Canaan Equity II L.P. (QP) (“CE II QP”), a Delaware limited partnership, (iii) Canaan Equity II Entrepreneurs, LLC (“Entrepreneurs”), a Delaware limited liability company, (iv) Canaan Equity L.P. (“CE”), a Delaware limited partnership; (v) Canaan Equity Partners II LLC (“CEP II”), a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (vi) Canaan Equity Partners LLC (“CEP”), a Delaware limited liability company and the general partner of CE; (vii) John V. Balen, (viii) Stephen L. Green, (ix) Deepak Kamra, (x) Gregory Kopchinsky, (xi) Guy M. Russo, (xii) Eric A. Young, (xiii) Charmers Landing LLC (“Charmers”), a Delaware limited liability company, (xiv) Stonehenge LLC (“Stonehenge”), a Delaware limited liability company, and (xv) Waubeeka LLC (“Waubeeka”), a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in (i)-(xv) above collectively as the “Reporting Persons.”
Item 2(b). Address of Principal Business Office or, if None, Residence
Except in the case of Messrs. Balen, Kamra and Young, the principal business address of the Reporting Persons is 285 Riverside Avenue, Suite 205, Westport, CT 06880. The principal business address of Messrs. Balen, Kamra and Young is 2765 Sand Hill Road, Menlo Park, CA 94025.
Item 2(c). Citizenship
Each of CE II, CE II QP and CE, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, CEP, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the individuals named above is a citizen of the United States.
Item 2(d). Title of Class of Securities
This Schedule 13G report relates to the Common Stock, par value $0.01 per share (“Common Stock”), of Immunicon Corporation.
Item 2(e). CUSIP Number
CUSIP number 45260A107
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

CUSIP No.	45260A107	Page	18	of	27
(e) ☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
None.
Item 4. Ownership
(a)	Amount Beneficially Owned

As of December 31, 2006, (i) CE II is the record holder of 978,837 shares of Common Stock (the “CE II Shares”), (ii) CE II QP is the record holder of 437,863 shares of Common Stock (the “CE II QP Shares”), (iii) Entrepreneurs is the record holder of 77,721 shares of Common Stock (the “Entrepreneurs Shares”) and (iv) CE is the record holder of 360,269 shares of Common Stock (the “CE Shares”; together with the CE II Shares, CE II QP Shares and the Entrepreneurs Shares, the “Record Shares”). As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to own beneficially the CE II Shares, CE II QP Shares and the Entrepreneurs Shares. As the general partner of CE, CEP may be deemed to own beneficially the CE Shares. As individual managers of CEP II and CEP, Messrs. Balen, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

As of December 31, 2006, each of Messrs. Kamra, Kopchinsky and Young were the record owner of 4,167 shares of Common Stock.

By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the shares held of record by Mr. Kopchinsky and the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially CE II Shares, CE II QP Shares and Entrepreneurs Shares.

(b)	Percent of Class:

Each Reporting Person: %. The Reporting Persons beneficially own, in the aggregate, approximately 6.7% of the outstanding Common Stock of the Issuer, based on the 27,667,769 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2006. For individual Reporting Person information, please see Item 11 of the cover pages hereto.

CUSIP No.	45260A107	Page	19	of	27
(c) Number of shares to which such person has:

	NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)
CE II	0	978,837	0	978,837
CE II QP	0	437,863	0	437,863
Entrepreneurs	0	77,721	0	77,721
CE	0	360,269	0	360,269
CEP II	0	1,494,421	0	1,494,421
CEP	0	360,269	0	360,269

John V. Balen	0	1,854,690	0	1,854,690
Stephen L. Green	0	1,854,690	0	1,854,690
Deepak Kamra	4,167	1,854,690	4,167	1,854,690
Gregory Kopchinsky	4,167	1,854,690	4,167	1,854,690
Guy M. Russo	0	1,854,690	0	1,854,690
Eric A. Young	4,167	1,854,690	4,167	1,854,690
Charmers	0	1,494,421	0	1,494,421
Stonehenge	0	1,494,421	0	1,494,421
Waubeeka	0	1,494,421	0	1,494,421

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of
Item 5. Ownership of Five Percent or Less of a Class
Not Applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable.
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.
Item 8. Identification and Classification of Members of the Group
Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1 (b) (1) (ii) (J).
Item 9. Notice of Dissolution of Group
Not applicable.
Item 10. Certification
Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No.	45260A107	Page	20	of	27
SIGNATURES
After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 13, 2007

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC Its General Partner

By:	* Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC

By:	Canaan Equity Partners II LLC Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

Canaan Equity L.P.

By:	Canaan Equity Partners LLC Its General Partner

By:	/s/ Guy M. Russo

Manager

Canaan Equity Partners LLC

By:	/s/ Guy M. Russo

Manager

*

John V. Balen

CUSIP No.	45260A107	Page	21	of	27

*

Stephen L. Green

*

Deepak Kamra

*

Gregory Kopchinsky

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Amendment No. 2 to Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	45260A107	Page	22	of	27
Exhibit 1
Joint Filing Agreement
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Immunicon Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Executed as of February 11, 2005

Canaan Equity II L.P.

By:	Canaan Equity Partners II LLC
Its General Partner

By:	* Manager

Canaan Equity II L.P. (QP)

By:	Canaan Equity Partners II LLC
Its General Partner

By:	*

Manager

Canaan Equity II Entrepreneurs LLC

By:	Canaan Equity Partners II LLC
Its Manager

By:	*

Manager

Canaan Equity Partners II LLC

By:	*

Manager

Canaan Equity L.P.

By:	Canaan Equity Partners LLC
Its General Partner

By:	/s/ Guy M. Russo

Manager

Canaan Equity Partners LLC

By:	/s/ Guy M. Russo

Manager

CUSIP No.	45260A107	Page	23	of	27

*

John V. Balen

*

James C. Furnivall

*

Stephen L. Green

*
Deepak Kamra

*

Gregory Kopchinsky

/s/ Guy M. Russo

Guy M. Russo

*

Eric A. Young

Charmers Landing LLC

By:	*

Manager

Stonehenge LLC

By:	*

Manager

Waubeeka LLC

By:	/s/ Guy M. Russo

Manager

* By:	/s/ Guy M. Russo

Guy M. Russo
Attorney-in-Fact

This Joint Filing Agreement was executed by Guy M. Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

CUSIP No.	45260A107	Page	24	of	27
Exhibit 2
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No.	45260A107	Page	25	of	27
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

CANAAN EQUITY II L.P. By: Canaan Equity Partners II LLC Its General Partner
By:	/s/ Harry T. Rein
Member/Manager

CANAAN EQUITY II L.P. (QP) By: Canaan Equity Partners II LLC Its General Partner
By:	/s/ Harry T. Rein
Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC By: Canaan Equity Partners II LLC Its General Partner
By:	/s/ Harry T. Rein
Member/Manager

CANAAN EQUITY PARTNERS II LLC
By:	/s/ Harry T. Rein
Member/Manager

/s/ Harry T. Rein
Harry T. Rein

/s/ John V. Balen
John V. Balen

/s/ James C. Furnivall
James C. Furnivall

/s/ Stephen L. Green
Stephen L. Green

/s/ Deepak Kamra
Deepak Kamra

/s/ Guy M. Russo
Guy M. Russo

CUSIP No.	45260A107	Page	26	of	27

/s/ Gregory Kopchinsky
Gregory Kopchinsky

/s/ Eric A. Young
Eric A. Young

CUSIP No.	45260A107	Page	27	of	27
Exhibit 2
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.
     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.

CHARMERS LANDING LLC
By:	/s/ Stephen L. Green
Manager

STONEHENGE LLC
By:	/s/ Gregory Kopchinsky
Manager